EXHIBIT 10.11
UICI SUCCESS BONUS AWARD PLAN
(Effective                , 2005)
     1. Purpose. UICI (the “Company”) recognizes that the Participants will be involved in evaluating and/or negotiating offers, proposals or other transactions which could result in a Change of Control and, recognizing the fiduciary obligations of certain executives, believes that it is in the best interests of the Company and the shareholders to provide additional assurance that the Participants are better positioned to objectively assess and aggressively pursue the interests of the Company and the stockholders. The Company also desires to reward Participants for maximizing the total value of the Company in a Change of Control by providing meaningful cash-based compensation incentives to such individuals in such an event.
     2. Definitions.
          (a) “Award” means a success bonus award granted to a Participant pursuant to this Plan.
          (b) “Award Notice” has the meaning set forth in Section 3.
          (c) “Board” means the Board of Directors of the Company.
          (d) “Change of Control” means the completion, prior to the Cut-Off Date, of any (1) stock purchase (whether by tender offer or otherwise), merger, consolidation, recapitalization or other transaction immediately after which the Company’s shareholders immediately prior thereto do not beneficially own at least 70% of the then-outstanding Voting Stock or (2) other event designated as a change of control for purposes of this Plan by the Board.
          (e) “CEO” means the Company’s Chief Executive Officer.
          (f) “Code” means the Internal Revenue Code of 1986, as amended.
          (g) “Committee” means the Executive Compensation Committee of the Board. The Committee may delegate any of its powers and duties and any of its discretionary authorities under the Plan to any officer.
          (h) “Cut-Off Date” means June 30, 2006.
          (i) “Designated Beneficiary” means the beneficiary or beneficiaries designated in accordance with Section 10 to receive the amount, if any, payable under the Plan upon the Participant’s death.
          (j) “Disability” or “Disabled” means permanent and total disability as a result of bodily injury, disease or mental disorder which has resulted in the Participant’s becoming eligible for long-term disability benefits under the Company’s long-term disability plan as then in effect.
          (k) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

          (l) “Guidance” has the meaning set forth in Section 19.
          (m) “Incumbent Board” means the individuals who, as of the date hereof, are members of the Board and any individual becoming a member of the Board subsequent to the date hereof whose election, nomination for election or appointment was approved by a vote of at least two-thirds of the then-incumbent directors (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination), except that an individual will not be an incumbent director if his/her election or appointment to the Board occurs as a result of an actual or threatened election contest (as described in Rule 14a-12(c) of the Exchange Act) with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board.
          (n) “Participant” means any key employee of the Company designated by the Committee to participate in the Plan.
          (o) “Plan” means this UICI Success Bonus Award Plan.
          (p) “Prorating Event” means a Participant’s termination of employment due to the Participant’s death or Disability.
          (q) “Subsidiary” means an entity the results of operations of which are included in the Company’s consolidated results of operations prepared in accordance with generally accepted accounting principles.
          (r) “Success Bonus Pool” means the “Total Pool Amount” calculated in accordance with Annex I.
          (s) “Voting Stock” means stock of the Company generally entitled to vote on election of directors of the Company.
     3. Eligibility. Participants in the Plan (other than the Company’s President and Chief Executive Officer (the “CEO”)) will be designated by the CEO and the amount of Award to be made to such participant shall be determined by the CEO, subject to review and approval by the Committee. The amount of any Award to be made to the CEO shall be determined by the Committee. Each Participant so designated shall be advised that he or she has been designated as a Participant by an instrument in writing signed or specifically authorized to be signed by the chairman of the Committee (such instrument, an “Award Notice”). Each Award Notice shall (a) so advise the recipient that he or she has been designated as a Participant in the Plan eligible to receive an Award and (b) designate the amount of the Award to be received by the Participant, which Award may be expressed as a fixed dollar amount or as a percentage of the Success Bonus Pool as calculated in accordance with Annex I hereto; except that in no event shall the aggregate of all Awards to be made hereunder to all Participants hereunder exceed the amount of the Success Bonus Pool calculated in accordance with Annex I hereto. No employee will at any time have the right to be selected as a Participant. Awards made under the Plan are not in lieu of any other benefits a Participant may be entitled to receive from the Company. Awards will not be considered compensation for purposes of the Company’s pension and welfare benefit plans, programs and arrangements.

     4. Administration.
          (a) The Plan will be administered by the Committee. Except as otherwise expressly provided herein, full power and authority to construe, interpret and administer the Plan will be vested in the Committee, including the power to amend or terminate the Plan as further described in Section 13.
          (b) Any determination by the Committee hereunder will be conclusive, but however, will not be entitled to deference by a trier of fact.
     5. Vesting. A Participant will be entitled to the Award specified in an Award Notice so long as he or she continues as a full-time employee of the Company or any of its Subsidiaries as of the date of completion of a Change of Control. If any Participant ceases to be so employed prior to such date, he or she will not be entitled to an Award or other benefit hereunder, regardless of the circumstances, including any actual or alleged wrongful termination, unless the Committee shall have determined, in light of all facts and circumstances, that it would be in the interests of the Company to make such Award upon the terms and conditions otherwise provided for herein. Notwithstanding any other provision hereof, if a Participant’s employment terminates by reason of the occurrence of a Prorating Event, a Participant will be entitled to 75% of the amounts to which he/she or his/her Designated Beneficiary otherwise would have been entitled hereunder, payable on the dates specified below.
     6. Payment of Awards. Subject to Section 5, 60% of Awards will be payable on the date of completion of a Change of Control and 40% of Awards will be payable on a date not later than the 180th day following the Change of Control.
     7. Non-Alienation of Benefits. A Participant may not assign, sell, encumber, transfer or otherwise dispose of any rights or interests under the Plan except by will or the laws of descent and distribution. Any attempted disposition in contravention of the preceding sentence will be void.
     8. No Right to Employment. Neither the Plan nor any action taken pursuant to the Plan will be construed as giving any employee any right to be retained in the employ of the Company.
     9. Taxes. The Company will deduct from all amounts paid under the Plan and any Award Notice all federal, state, local and other taxes that the Company is required by law to withhold with respect to such payments pursuant to applicable law.
     10. Designation and Change of Beneficiary. Each Participant may designate one or more persons as the Designated Beneficiary who will be entitled to receive the amount, if any, payable under the Plan upon the death of the Participant. Such designation must be in writing and actually delivered to the chairman of the Committee. A Participant may, from time to time, revoke or change his or her Designated Beneficiary without the consent of any prior Designated Beneficiary by filing a subsequent written designation as aforesaid. The last such designation so received will be controlling, except that no designation, or change or revocation thereof, will be effective unless so received prior to the Participant’s death, and in no event will it be effective as of a date prior to such receipt.

     11. Payments to Persons Other Than the Participant. If the Committee finds that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of illness or accident or has died, then any payment due to such person or his or her estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs, be paid to his or her spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee, in its sole discretion, to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment will be a complete discharge of the liability of the Company therefor.
     12. No Liability of Board or Committee Members or Officers. No member of the Board or the Committee or any officer, or employee of the Company will be personally liable by reason of any contract or other instrument, or any action or inaction, related to the Plan or any Award Notice and the Company will indemnify and hold harmless each such person against any cost or expense (including legal fees, disbursements and other related fraud charges) or liability (including any sum paid in settlement) arising out of any of the foregoing.
     13. Termination or Amendment of the Plan. The Plan may only be amended, suspended or terminated upon approval of a majority of the members of the Incumbent Board, except that the Plan may not be amended in any way to reduce the benefits payable hereunder to a Participant or otherwise to impair his or her ability to receive any amount due hereunder, without the prior written consent of the Participant, except that, further, if there is no Change of Control, the Plan will automatically terminate and any Awards made hereunder will terminate, be void and of no force or effect, and a Participant will not be entitled to any benefits under this Plan.
     14. Successors and Binding Agreement. This Plan will be binding upon and inure to the benefit of the Company and any successor to the Company, including any persons acquiring directly or indirectly all or substantially all of the business or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed the “Company” for the purposes of this Plan), but will not otherwise be assignable, transferable or delegatable by the Company.
     15. Notices. For all purposes of this Plan, all communications, including notices, consents, requests or approvals, required or permitted to be given hereunder will be in writing and will be deemed to have been duly given when hand delivered or dispatched by electronic facsimile transmission (with receipt thereof orally confirmed), or three business days after having been sent by a nationally recognized overnight courier service such as FedEx, UPS or Purolator, addressed to the Company or the Committee (to the attention of the Corporate Secretary of the Company) at its principal office and to the Participant at the Participant’s principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of changes of address will be effective only upon receipt.
     16. Governing Law. The validity, interpretation, construction and performance of this Plan will be governed by and construed in accordance with the substantive laws of the State of Delaware, without giving effect to the principles of conflict of laws of such State, except as expressly provided herein.

     17. Validity/Severability. If any provision of this Plan or the application of any provision hereof to any person or circumstance is held invalid, unenforceable or otherwise illegal, the remainder of this Plan and the application of such provision to any other person or circumstance will not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal will be reformed to the extent (and only to the extent) necessary to make it enforceable, valid or legal. To the extent any provisions held to be invalid, unenforceable or otherwise illegal cannot be reformed, such provisions are to be stricken herefrom and the remainder of this Plan will be binding on the parties and their successors and assigns as if such invalid or illegal provisions were never included in this Plan from the first instance.
     18. Dispute Resolution. Any dispute between the parties under this Plan will be resolved (except as provided below) through informal arbitration by an arbitrator selected under the rules of the American Arbitration Association for arbitration of employment disputes located in Tarrant County, Texas, and the arbitration will be conducted in that location under the rules of said Association. Each party will be entitled to present evidence and argument to the arbitrator. The arbitrator will have the right only to interpret and apply the provisions of this Plan and may not change any of its provisions, except as expressly provided in Section 17.
     19. Compliance with Section 409A of the Code. This Plan is intended to comply and shall be administered in a manner that is intended to comply with Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an Award and/or payment is subject to Section 409A of the Code, it shall be awarded and/or paid in a manner that will comply with Section 409A of the Code, including proposed, temporary or final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto (the “Guidance”). Any provision of this Plan that would cause an award and/or payment to fail to satisfy Section 409A of the Code shall have no force and effect until amended to comply with Code Section 409A (which amendment may be retroactive to the extent permitted by the Guidance).

ANNEX I
SUCCESS BONUS POOL
          The Success Bonus Pool will be calculated as an amount equal to the sum of the following:
     1.0% times the product of (i) the total number of outstanding shares of UICI utilized in the calculation of fully diluted earnings per share and (ii) the price per share of UICI common stock paid in any transaction resulting in a Change of Control up to $35 per share; and
     4.0% times the product of (i) the total number of outstanding shares of UICI utilized in the calculation of fully diluted earnings per share and (ii) the price per share of UICI common stock in excess of $35 per share paid in any transaction resulting in a Change of Control.